UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 22, 2014
CITADEL EXPLORATION, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54639	27-1550482
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

417 31st Street, Unit A, Newport Beach, CA	92663
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 612-8040

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 – Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities

On January 22, 2014, Citadel Exploration, Inc. (the "Company") issued stock pursuant to subscription agreements, under which the Company raised $505,000 in cash through the sale, in a private placement, of 918,183 shares of its common stock at a price of $0.55 per share.  The Company received approximately $505,000 in gross proceeds from the private placement.

Also on January 22, 2014, the Company converted outstanding debt instruments, under which the Company was released from approximately $307,500 of principal and interest in exchange for the issuance of 918,183 shares of common stock. The debt conversion was made at a price of $0.55 per share.  The debt had been incurred by the Company in September 2013.

Finally, on January 22, 2014, the Company issued 205,085 shares of common stock to third party services providers for services rendered in a private placement.  The shares of common stock issues to the service providers were issued at a value of $0.55 per share. Following this stock issuance Citadel Exploration, Inc. has 29,714,000 shares issued.

No commissions were paid in connection with the private placements or the debt conversion.

On January 24, 2014 Citadel commenced operations at Project Indian, with the drilling of the Indian #1-15 well.  This well was drilled and cased with Citadel paying 100% of the costs.  The well confirmed the Company’s geologic interpretation of a heavy oil deposit.  The company is now proceeding with completion and thermal recovery operations to determine the commercial viability of the project.

The issuance of shares of the Company's common stock in the private placement and debt conversion was made in reliance on the private offering exemption of Section 4(2) of the Securities Act of 1933, as amended, and/or the private offering safe harbor provisions of Rule 506 of Regulation D promulgated thereunder based on the following factors: (i) the number of offerees or purchasers, as applicable, (ii) the absence of general solicitation, (iii) representations obtained from each of the investors in the private placement with respect to their status as accredited investors, (iv) the provision of the type of disclosure that registration would provide, and (v) the placement of restrictive legends on the certificates reflecting the shares of common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CITADEL EXPLORATION, INC.

By: /s/ Armen Nahabedian
Armen Nahabedian Chief Executive Officer

Date: January 27, 2014